Exhibit 99.11

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter, dated March 26, 2015, to the Board of Directors of Olin Corporation (the “Company”) included as an exhibit to the prospectus which forms a part of the Amendment No. 2 to the registration statement on Form S-4 and Form S-1 of Blue Cube Spinco Inc., filed on July 15, 2015, relating to the proposed merger of Blue Cube Acquisition Corp., a wholly-owned subsidiary of the Company, and Blue Cube Spinco Inc., a wholly-owned subsidiary of The Dow Chemical Company, and (ii) the references to such opinion in such prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

July 15, 2015